AMENDMENT NO. 2 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 2 to Stockholder Rights Agreement (this “Amendment”) is made effective as of the 12th day of August, 2021. This Amendment is an amendment to the Stockholder Rights Agreement, dated as of September 22, 2020, and amended on March 12, 2021 (as amended, the “Rights Agreement”), between Stratus Properties Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, as rights agent (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Parties entered into the Rights Agreement on September 22, 2020, as amended on March 12, 2021;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights, in accordance with the terms of such Section 27; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that this Amendment complies with the terms of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:

Section 1. Amendment to Rights Agreement.

(a)Section 7(a) of the Rights Agreement is hereby amended by deleting, in its entirety, clause (i) related to the definition of “Final Expiration Time” and replacing it with the following new clause (i): “(i) the Close of Business on August 12, 2021 (the “Final Expiration Time”),”.

(b)All references to the date of “September 22, 2023” in Exhibit B (Summary of Rights to Purchase Series D Participating Cumulative Preferred Stock) and Exhibit C (Form of Rights Certificate) to the Rights Agreement shall hereby be changed to “August 12, 2021”.

Section 2. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect.

Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Expiration Time the Rights Agreement shall terminate and be of no further force and effect, except for the provisions which by their express terms shall survive such termination. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 5. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 6. Counterparts. This Amendment may be executed in one or more counterpart, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

STRATUS PROPERTIES INC.

By: /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President and Chief Financial Officer

COMPUTERSHARE INC.

By: /s/ Kathy Heagerty
Name: Kathy Heagerty
Title: Manager, Client Management

[Signature Page to Amendment No. 2 to Rights Agreement]